Exhibit 10.1

ASSET PURCHASE AGREEMENT

dated as of February 28, 2007

by and among

DIGITAL COMMUNICATION SERVICES, INC.,

the Shareholders of Digital Communication Services, Inc.,

and

J&J LEASING PARTNERSHIP, a Texas General Partnership,

the partners of J&J Leasing Partnership,

and

BCI COMMUNICATIONS, INC.

THIS ASSET PURCHASE AGREEMENT, dated as of February 28, 2007 (this “Agreement”), is made by and among DIGITAL COMMUNICATION SERVICES, INC, a Texas corporation, J&J LEASING PARTNERSHIP, a Texas general partnership, (collectively, the “Companies”), Jim Labenz, an individual domiciled in Texas, Jeff Reis, an individual domiciled in Texas, who are collectively the sole shareholders and partners of the Companies (the “Shareholders”), and BCI COMMUNICATIONS, INC, a Delaware corporation (“Purchaser”), and the wholly owned subsidiary of Berliner Communications, Inc. (“Berliner”).

WHEREAS, the Companies desire to sell to Purchaser, and Purchaser desires to purchase from the Companies, all of the Companies’ right, title and interest to the Companies’ Transferred Assets (as defined herein), which include the Companies’ business and various assets, and in connection therewith Purchaser is willing to assume the Companies’ Assumed Liabilities (as defined herein); and

WHEREAS, as an inducement and condition to Purchaser’s entering into this Agreement, the Shareholders, who are now employees of the Companies, are, concurrently with the execution and delivery of this Agreement, entering into employment agreements with Purchaser (the “Employment Agreements”); and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE OF ASSETS
AND ASSUMPTION OF LIABILITIES

1.1 Certain Definitions Related to the Companies’ Assets and Liabilities. For the purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

(a) “Companies Retained Assets” shall mean the assets and properties of the Companies listed on the Companies’ schedule of retained assets (the “Companies’ Retained Assets Schedule”) attached to this Agreement.

(b) “Companies Transferred Assets” shall mean all the assets and properties of the Companies (i) including its business and various assets, (ii) including all of the assets and properties listed on the Companies’ schedule of enumerated assets attached to this Agreement (the “Companies Schedule of Enumerated Assets”), but (iii) excluding the Companies Retained Assets.

(c) “Companies Retained Liabilities” shall mean all of the debts, liabilities and obligations of the Companies, excluding the Companies Assumed Liabilities, but including (i) those debts, liabilities and obligations listed on, or related to those listed on, the schedule of the Companies’ retained liabilities (the “Companies Retained Liability Schedule”) attached to this Agreement, and (ii) those debts, liabilities and obligations arising under or related to any Employee Benefit Plans (as defined herein) of the Companies, except for liabilities relating to Employee Benefit Plans that are to be assumed by or made the express responsibility of Purchaser pursuant to the express terms of Section 4.5.

(d) “Companies Assumed Liabilities” shall mean only the items listed on the Companies’ schedule of assumed liabilities attached to this Agreement (the “Companies Schedule of Assumed Liabilities”),

(e) “Initial Cash Payment” shall mean (A) $2,000,000, less the amount equal to the Companies Assumed Liabilities as defined herein.

(f) “Promissory Note” shall mean a note in the amount of $1,750,000, with a term of three (3) years, payable quarterly and bearing interest at a fixed rate equal to eight and one-quarter percent (8.25%) per annum. The Promissory Note shall be substantially in the Form of the Promissory Note attached to this Agreement as Exhibit A, and will be secured by land and buildings purchased from J&J Leasing Partners as evidenced by a Deed of Trust substantially in the form attached hereto as Exhibit B.

(g) “Warrant” shall mean a warrant to purchase 500,000 shares of BCI Communications, Inc Common Stock, par value .00002, at an exercise price of $0.73 per share. The Warrant shall be substantially in the form of the Warrant attached to this Agreement as Exhibit C.

1.2 Sale and Purchase of the Companies Transferred Assets.

(a) Upon the terms and subject to the conditions contained herein, concurrent with the execution and delivery of this Agreement, the Companies shall sell, transfer, assign, convey and deliver to Purchaser all of the Companies’ right, title and interest in all of the Companies Transferred Assets, in each case free and clear of all liens, mortgages, pledges, encumbrances, security interests, charges or other interests of other persons of every kind whatsoever, except for Permitted Liens (as defined herein).

(b) Concurrently with the execution and delivery of this Agreement, the Companies will deliver to Purchaser (i) such general warranty deeds, bills of sale with covenants of general warranty, endorsements, assignments, consents and other good and sufficient instruments of sale, transfer, assignment and conveyance, in form and substance satisfactory to Purchaser and its counsel, as shall be effective to vest in Purchaser good and marketable title to, and a valid and enforceable legal interest in, each of the Companies Transferred Assets, (ii) all of the Companies’ contracts, contract amendments, commitments, leases, books and records and all other information related to the Companies Transferred Assets, (iii) all financial and general corporate records of the Companies, and (iv), such other documents, certificates and instruments as Purchaser may reasonably request. In addition, the Companies and the Shareholders shall use their best efforts to put Purchaser into actual possession and operating control of all the Companies Transferred Assets.

(c) Concurrently with such sale, transfer, assignment, conveyance and delivery of the Companies Transferred Assets, upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and covenants of the Companies and the Shareholders contained herein, Purchaser shall purchase and accept all of the Companies’ right, title and interest, including but not limited to any rights, claims and causes of actions against others, whether or not yet asserted, in the Companies Transferred Assets.

(d) Concurrently with the execution and delivery of this Agreement and as an initial purchase price for the Companies Transferred Assets, Purchaser shall pay to the Companies, by wire transfer and in immediately available funds, the Initial Cash Payment, as well as deliver the Promissory Note, the Deed of Trust, and the Warrant (the “Combined Initial Payment”).

1.3 Assumption of the Companies Assumed Liabilities. Concurrently with the execution and delivery of this Agreement, Purchaser shall assume and shall agree to pay, perform and discharge, as and when due, the Companies Assumed Liabilities and shall deliver to the Companies instruments of assumption or other documents in form and substance reasonably satisfactory to the Companies and its counsel to evidence such agreement and assumption.

1.4 Contingent Purchase Price Adjustment Related to Operating Results

(a) Purchaser agrees to pay to James Labenz and Jeffrey Reis an additional contingent purchase price of up to $1,000,000 (the “Aggregate Contingent Purchase Price”) in three annual installments of $333,333.33 (each of which, the “Installment Sum”), if and only if (i) certain performance objectives related to the combined operating results of the Digital Communication Services, Inc. business and the now existing operations of the Berliner Communications, Inc. business located in Texas (together the “Texas Business”) are met and (ii) Messrs. Labenz and Reis are employed by Purchaser at the end of each Contingent Purchase Price Payment Period unless terminated “Without Cause” as set forth below in Section 1.4(b). The Texas Business operating results will be measured at the end of the twelve month period beginning on the first day of March 2007, and on each of the subsequent two anniversaries thereof (each such twelve-month period a “Contingent Purchase Price Payment Period”). At the end of each Contingent Purchase Price Payment Period, the Purchaser will prepare financial statements for such period reflecting the operating results of the Texas Business (the “Actual Results”). Purchaser will compare the Actual Results to the projected results presented on the Schedule of Projected Financial Results attached hereto as Exhibit D (the “Projected Results”). Provided that both the revenue and EBITDA (as defined below) reflected on the Actual Results are no less than 80% of the Projected Results for the relevant Contingent Purchase Price Payment Period, the Purchaser will pay the Installment Sum to James Labenz and Jeffrey Reis within 30 days following the end of the relevant Contingent Purchase Price Payment Period (the “Contingent Payment Date”). If either gross revenue or EBITDA, calculated according to GAAP, reflected on the Actual Results are less than 80% of the Projected Results, no portion of the Contingent Purchase Price shall be paid for such period and the right to earn the Installment Sum from that particular Contingent Purchase Price Payment Period will be forever lost. “EBITDA” shall mean earnings before interest, taxes, depreciation and amortization as shown on the statement of operations for each Contingent Purchase Price Payment Period. A termination event that occurs after the Contingent Purchase Price Payment Period but before the Contingent Payment Date shall not effect Purchaser’s obligation to make the payment on any earned Installment Sum.

(b) Notwithstanding the terms of Section 1.4 above, no Contingent Purchase Price will be due or payable if both Messrs. Labenz and Reiss are no longer employed by the Purchaser on the last day of the Contingent Purchase Price Period, unless such termination resulted from a termination “Without Cause” as defined in their respective Employment Agreements with the Purchaser. If either one of Messrs. Labenz or Reiss is no longer employed by the Purchase on the last day of the Contingent Purchase Price Period (and the termination was not a termination “Without Cause” as defined in the his Employment Agreement), and the other is still employed, then one-half of the Contingent Purchase Price shall be paid to the individual who is still employed with the Purchaser and nothing shall be paid to the other.

1.5 License to Use Digitcom Name. For a period of one year from the date hereof, the Companies grant to Purchaser a limited, exclusive license to use the name “Digitcom” for or on invoices, letterhead, signage, or other marketing, press, administrative or other uses as may be required in the ordinary course of business.

ARTICLE II

REPRESENTATIONS AND WARRANTIES
OF THE COMPANIES AND THE SHAREHOLDERS

Except as set forth in the applicable sections of the Companies’ Disclosure Schedule attached hereto (the “Disclosure Schedule”), it being agreed that (a) a disclosure in any one section of such Disclosure Schedule shall be deemed disclosed in any other section of such disclosure if the relevance of such disclosure to such other section is reasonably apparent, and (b) mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Companies or the Shareholders that such item constitutes a material exception or a fact, event or circumstance that would reasonably be expected to have Material Adverse Effect (as defined herein), the Companies and the Shareholders, jointly and severally, represents and warrants to Purchaser as follows:

2.1 Corporate Organization. The Companies are corporations and/or partnerships duly organized, validly existing and in good standing under the laws of their state of incorporation and/or formation and have full corporate and/or partnership power and authority to own or lease their properties and assets and to carry on their business as it is presently being conducted. The Companies are duly qualified or licensed in the State of Texas are in good standing in every jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification or license necessary.

2.2 No Subsidiaries. The Companies have no subsidiaries and no interest, direct or indirect, in any corporation, partnership, joint venture, limited liability company, business trust or other business entity. In connection with the transactions contemplated by this Agreement, Purchaser shall incur no liability or obligation of any nature for any liability, debt, cost, expense or other obligation of any corporation, partnership, joint venture, limited liability company, business trust or other business entity (other than those disclosed in this Agreement and the schedules hereto) in which the Companies have an interest, direct or indirect.

2.3 Certificate of Incorporation; Bylaws.

(a) True and complete copies of the Certificate of Incorporation of Digital Services Communications, Inc. and the Partnership Agreement of J&J Leasing Partnership (the “Certificates of Incorporation”) are included in Section 2.3(a) of the Disclosure Schedule.

(b) A true and complete copy of the Bylaws of Digital Services Communications, Inc. (the “Bylaws”) are included in Section 2.3(b) of the Disclosure Schedule.

2.4 Authorization. Each of the Shareholders and/or Partners and the Companies has the requisite power (corporate or otherwise), capacity and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Companies and/or the General Partners and by the shareholders of the Companies, and no additional proceedings (corporate or otherwise) on the part of the Companies, their Board of Directors, any of its shareholders and/or General Partners or, except as could not materially diminish the value to Purchaser of the transactions contemplated by this Agreement, any other person are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered and constitutes the valid and binding obligations of each of the Shareholders and/or General Partners the Companies, enforceable against each of the Shareholders, General Partners and the Companies in accordance with its terms.

2.5 Capitalization.

(a) All Outstanding Target Shares are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar right. All of the Outstanding Target Shares are owned by the Shareholders.

2.6 Noncontravention; Consents; Filings. The execution, delivery and performance of this Agreement and the consummation by the Shareholders, General Partners and the Companies of the transactions contemplated hereby and compliance by the Shareholders. General Partners and the Companies with the provisions hereof do not and will not (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of either of the Companies, (b) require any filing with, or the permit, authorization, consent or approval of, any court, arbitrator or arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), (c) conflict with or violate any order, writ, injunction, decree, statute, rule or regulation applicable to, binding upon or enforceable against either the Shareholders or the Companies or any of their respective properties or assets, (d) constitute a breach of any duty owed by the Shareholders or any other person acting in a representative or fiduciary capacity with respect to any shareholder or any person with any beneficial interest in either of the Companies or any shareholder of the companies, or (e) create any lien, charge, encumbrance, security interest, claim or right of others on or with respect to any Transferred Asset, or (f) materially diminish the value of the transactions contemplated by this Agreement to Purchaser, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default or give rise to any right of termination, amendment, cancellation or acceleration under, or result in the creation or imposition of any lien, charge, encumbrance, security interest, claim or right of others of whatever nature upon any property or assets of any of the Shareholders or the Companies under, any note, bond, mortgage, indenture, lease, license, contract, agreement, or other instrument or obligation to which either the Shareholders or the Companies are a party or by which any of the Shareholders, the Companies or any of their respective properties or assets may be bound.

2.7 Financial Statements. Section 2.7(a) of the Disclosure Schedule sets forth the audited balance sheets of the Companies as at December 31, 2005, and 2004, and the unaudited financial statements through the month ended December 31, 2006, and the related audited statements of operations, stockholders’ equity or deficit and cash flows for the periods then ended. The balance sheet of the Companies as of December 31, 2006 is referred to in this Agreement as the “2006 Balance Sheet.” Such financial statements (i) are true and complete in all material respects, and (ii) have been prepared in accordance with GAAP applied on a consistent basis. Each of the balance sheets of the Companies referred to in this Section 2.7 reflects, as of the dates thereof, all claims against and all debts and liabilities of the Companies, fixed or contingent, as at the date thereof, required to be shown thereon under GAAP, and the related statements of operations, stockholders’ equity or deficit and cash flows fairly present the results of operations, the stockholders’ equity or deficit and cash flows of the Companies for the respective periods indicated.

2.8 Books and Records. All accounts, books and ledgers of the Companies have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or material discrepancies of any kind contained or reflected therein. The Companies have none of its records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of the Companies.

2.9 No Undisclosed Liabilities. As of the date of the 2006 Balance Sheet, except as set forth in Section 2.9 of the Disclosure Schedule, the Companies have no debt, liability or obligation of any nature (absolute, accrued, contingent or otherwise) that is not fully reflected on or reserved against in the 2006 Balance Sheet.

2.10 Interim Changes. Except as set forth in Section 2.10 of the Disclosure Schedule, since the date of the 2006 Balance Sheet, the Companies have been operated only in the ordinary course of business consistent with past practice in all respects, and the Companies have not:

(a) suffered any changes, nor has there occurred or arisen any events, facts, circumstances or conditions, that have had or could reasonably be expected to have, either singly or in the aggregate, a material adverse effect on the business, operations, condition (financial or otherwise), properties, liabilities, client relations, or prospects of the Companies or on any Transferred Assets listed on the Schedule of Enumerated Assets (a “Material Adverse Effect”) or to materially diminish the value to Purchaser of the transactions contemplated hereby;

(b) made any capital expenditures which are more than $20,000 individually or $50,000 in the aggregate;

(c) employed, engaged or entered into any new contract with or amended any existing contract for the employment of, any person by the Companies or increased the compensation or benefits of any employee of the Companies;

(d) sold, assigned, transferred, conveyed, leased or otherwise disposed of or agreed to sell, assign, transfer, convey, lease or otherwise dispose of any portion of its properties or assets, except in the ordinary course of business and consistent with past practice in all respects;

(e) suffered any damage, destruction or loss of property related to the Companies, whether or not covered by insurance;

(f) declared, paid or set aside for payment any dividend or other distribution (whether in cash, stock or property or any combination thereof), directly or indirectly, in respect of the Companies’ capital stock or other securities;

(g) made any change in its accounting principles or methods;

(h) written down the value of any inventory (including write-downs by reason of shrinkage or mark-down) or assets or written off as uncollectible any notes or accounts receivable, except for such write-downs or write-offs in the ordinary course of business consistent with past practice in all respects, nor suffered any change or experienced any condition which would require any such write-down or write-off;

(i) paid, loaned or advanced any amount, other than advances to employees for travel and entertainment expenses in the ordinary course of business and consistent with past practice in all respects, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible), other than properties or assets of nominal value, to any of its employees, officers or directors or any affiliate or associate of any of its employees, officers or directors; or

(j) agreed, whether in writing or otherwise, to take any action described in this Section 2.10.

2.11 Litigation. There is no action, suit or proceeding by or before any Governmental Entity pending nor, to the Actual Knowledge (as defined herein) of the Shareholders and the Companies or which could have been discovered through reasonable investigation, threatened, against or involving the Shareholders or the Companies, or affecting any properties or assets of any of the Shareholders or the Companies. Neither the Shareholders nor the Companies are aware of any reasonable basis for any such claim, action, suit, inquiry, proceeding or investigation. Neither the Shareholders nor the Companies are subject to any order, writ, injunction or decree which could reasonably be expected to impair the ability of either the Shareholders or the Companies to consummate the transactions contemplated hereby or diminish the value of the transactions contemplated by this Agreement to Purchaser.

2.12 No Violation.

(a) The Companies are not in violation or breach of, or in default under (and no event has occurred which with notice or lapse of time or both would constitute such a breach, violation or default or give rise to any right of termination, amendment, cancellation or acceleration under) any term, condition or provision of (i) the Certificate of Incorporation or Bylaws of the Companies, (ii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Companies or any of its properties, assets or business or (iii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Companies are a party or by which the Companies or any of its properties or assets may be bound.

(b) The Shareholders and the Companies have obtained all permits, authorizations, consents or approvals and made all notifications and applications to Governmental Entities required under applicable law necessary to conduct business as heretofore conducted which, if not obtained or made, could reasonably be expected to (i) impair the ability of the Shareholders or the Companies to consummate the transactions contemplated hereby or (ii) in the aggregate have a Material Adverse Effect on the business of the Companies or materially diminish the value of the transactions contemplated by this Agreement to Purchaser.

2.13 Title to Properties; Encumbrances. Except as set forth in Section 2.6 of the Disclosure Schedule or in Section 2.15(a) of the Disclosure Schedule with respect to Intellectual Property (as defined herein), the Companies have good, marketable and valid title to all Transferred Assets listed on the Schedule of Enumerated Assets. Except as set forth in Section 2.6 of the Disclosure Schedule or in Section 2.15(a) of the Disclosure Schedule with respect to Intellectual Property, the Companies have good, marketable and valid title to all Transferred Assets. Except as set forth in Section 2.6 of the Disclosure Schedule or in Section 2.15(a) of the Disclosure Schedule with respect to Intellectual Property, all Transferred Assets are free and clear of all title defects or objections, liens, claims, charges, security interests or other encumbrances of any nature whatsoever. Upon the consummation of the transactions contemplated by this Agreement, the Companies will deliver, and Purchaser shall receive, good, marketable and valid title to all Transferred Assets. With respect to any real property transferred to Purchaser, such property is held by J&J Leasing Partners free and clear of all liens, rights of way, easements, restrictions, exceptions, variances, reservations, covenants or other imperfections of title, if any, that do not materially detract from the value of or materially interfere with the present use of the property affected thereby.

2.14 Condition and Sufficiency of Assets.

(a) Each of the tangible Transferred Assets is in good condition (ordinary wear and tear excepted) and is suitable for use in the business of the Companies as such business has historically been conducted.

(b) The Companies’ schedule of Enumerated Assets contains,

(i) in Section 2.14(b)(i) thereof, a true and complete list of all real property owned by the Companies or in which the Companies have an interest, other than leases;

(ii) in Section 2.14(b)(ii) thereof, a true and complete list of all leases under which the Companies lease any real property;

(iii) in Section 2.14(b)(iii) thereof, a true and complete list of all property other than real property or Intellectual Property owned by Companies, including but not limited to equipment, furniture and machinery;

(iv) in Section 2.14(b)(iv) thereof, a true and complete list of all leases under which the Companies lease any property other than real property that is material to the Companies’ business;

(v) in Section 2.14(b)(v) thereof, a true and complete list of all contracts to which the Companies are a party and that are material to its business

(vi) in Section 2.14(b)(vi) thereof, a true and complete list of all Intellectual Property (as defined herein) used by the Companies, including a list of all trademarks, tradenames, service marks or service names used by the Companies or in which the Companies have an interest;

(vii) in Section 2.14(b)(vii) thereof, a true and complete list, as of the date hereof, of all accounts receivable of the Companies, including, with respect to each such account receivable, the amount due thereunder to the Companies;

(viii) in Section 2.14(b)(viii) thereof, a true and complete list of the Companies’ Material inventory, all consigned inventory, and a general description of all inventory not deemed Material to the satisfaction of Purchaser as of the date hereof;

(ix) in Section 2.14(b)(ix) thereof, a true and complete list of all insurance policies under which the Companies are an insured person or otherwise has a beneficial interest; and

(x) in Section 2.14(b)(x) thereof, a true and complete list of all governmental and commercial licenses, permits, authorizations and otherwise pertaining to the Companies’ business, both: 1) those that the Companies currently have, or 2) those that are required to conduct the Companies’ business in its ordinary course, and an indication of whether or not such licenses are currently effective, and

(xi) in Section 2.14(xi) thereof, a true and complete list of all other assets or properties of the Companies, of whatever nature, that are (A) material to the business of the Companies, and (B) are not listed elsewhere on the Companies’ Schedule of Enumerated Assets.

(c) The Transferred Assets comprise all of the Companies’ assets and properties used in the conduct of its business and are sufficient to continue to carry such business in the same manner in all respects as it has historically been conducted by the Companies.

2.15 Intellectual Property. Except as set forth in Section 2.15(a) of the Disclosure Schedule, the Companies have all right, title and interest in, or a valid and binding license to use, all Intellectual Property (as defined herein) that is a part of the Transferred Assets. Except as set forth in Section 2.15(a) of the Disclosure Schedule, no claim of infringement or misappropriation arising from the use of Intellectual Property that is part of the Transferred Assets is or has been made or is or has been threatened to be made in writing or, to the Best Knowledge of the Companies and the Shareholders and General Partners, is or has been threatened to be made orally against either of the Companies, and, except as set forth in Section 2.15(a) of the Disclosure Schedule, to the Best Knowledge of the Companies, the Shareholders and the General Partners, the Companies are not infringing or misappropriating any Intellectual Property of any other person or entity in the Companies’ use of any Intellectual Property that is part of the Transferred Assets. The Companies have granted no license, franchise or permit in effect on the date hereof to any person or entity to use any Intellectual Property that forms a part of the Transferred Assets. As used herein, “Intellectual Property” shall mean patents and patent rights, copyrights and copyright rights, and other proprietary intellectual property, trade secrets, and proprietary information, as well as all pending applications for, and registrations rights of, any of the foregoing.

2.16 Leases. Section 2.16 of the Disclosure Schedule contains a summary, accurate in all respects, of the terms of all leases pursuant to which the Companies lease real property, including but not limited to assignment rights and claims to such property, whether or not asserted, or pursuant to which the Companies lease personal property and which provide for lease payments in excess of $10,000 during any twelve-month period. All such leases are valid, binding and enforceable against the Companies and, to the Actual Knowledge of the Shareholders and the Companies, any other party thereto in accordance with their terms, and are in full force and effect. There are no existing defaults by the Companies thereunder, and the Companies are not in breach, violation or default (and no event which with the giving of notice or the passage of time or both would constitute such a breach, violation or default or give rise to any right of termination, amendment, renegotiation, cancellation or acceleration) thereunder.

2.17 Bank Accounts. Section 2.17 of the Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Companies maintain safe deposit boxes or accounts of any nature and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

2.18 Taxes. (a) All Returns (as defined herein) required to be filed (taking into account extensions) on or before the date hereof for Taxes (as defined herein) properly attributable to periods ending on or before the date hereof by, or with respect to any activities of, or property owned by either of the Companies, have been or will be filed in accordance with all applicable laws and are or, with respect to Returns yet to be filed, will be, true, correct and complete in all material respects as filed; all Taxes shown as due on such Returns have been or will be timely paid; and reserves reflected on the 2006 Balance Sheet are sufficient to cover all Taxes (whether or not shown as due on any Return) accrued as of the dates thereof, respectively, and, adjusted for the passage of time, will be sufficient to cover all Taxes as of the date hereof; (b) all Taxes required to be withheld by both Companies have been withheld, and such withheld Taxes have either been duly and timely paid to the proper Taxing Authorities (as defined herein) or set aside in accounts for such purpose if not yet due; (c) no Return filed by the Shareholders, General Partners or the Companies is currently under audit by any Taxing Authority or is the subject of any judicial or administrative proceeding, and to the Best Knowledge of the Shareholders, General Partners and the Companies, respectively, no Taxing Authority is threatening to commence any such audit; (d) no Taxing Authority is now asserting against the Companies any deficiency or claim for Taxes or any adjustment of Taxes and no issue has been raised by any Taxing Authority in any examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any period not so examined; (e) the Companies are not subject to or bound by any Tax sharing agreement (or other arrangement or practice for the sharing of Taxes); (f) the Companies have never been a member of a consolidated group within the meaning of Section 1504 of the Code; (g) neither the Shareholders nor the Companies have waived any statute of limitations with respect to any Tax or agreed to any extension of time for filing any Return that has not been filed, and neither the Shareholders nor the Companies have consented to extend the period in which any Tax may be assessed or collected by any Taxing Authority; (h) there are no liens for Taxes (other than Taxes not yet due) upon any of the assets of the Companies; (i) the Companies have no liability under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law) or any liability as a transferee or successor, by contract or otherwise, for the Taxes of any person other than the Companies; (j) all income tax Returns for the Companies in respect of all years not barred by the statute of limitations have heretofore been delivered by the Companies to Purchaser and such Returns are true, correct, and complete in all material respects, and all such Returns are listed in Section 2.18 of the Disclosure Schedule; (k) there are no outstanding powers of attorney enabling any party to represent the Companies with respect to Tax matters; (l) no consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the “Code”) has been filed with respect to the Companies; and (m) for all relevant federal and state purposes, Digital Communication Services, Inc. has been an S corporation at all times since February 1, 1996.

2.19 Contracts and Commitments.

(a) Section 2.19(a) of the Disclosure Schedule sets forth a complete and accurate list of all

(i) credit agreements, notes, indentures, security agreements, pledges, guarantees of or agreements to assume any such debt obligation of others or similar documents relating to indebtedness for borrowed money (including interest rate or currency swaps, hedges or straddles or similar transactions) to which the Companies are a party or by which any of its assets are bound, restricted or encumbered;

(ii) employment, consulting, severance or termination agreements which require or may require the Companies to pay (A) more than $100,000 in any twelve-month period, or (B) any severance or termination pay liability or obligation;

(iii) agreements by or among the shareholders of the Companies relating to or affecting the acquisition, disposition or voting of the capital stock of the Companies;

(b) Except as set forth in Section 2.19(b) of the Disclosure Schedule,

(i) the Companies do not have any contract which is material to its business, operations or prospects;

(ii) no purchase contract of either of the Companies continue for a period of more than twelve months or requires payment of more than $10,000 in any twelve-month period;

(iii) no Employee Benefit Plan contains any severance or termination pay liability or obligation;

(iv) the Companies have no employee to whom it is paying base salary at the annual rate of more than $100,000 for services rendered;

(v) the Companies are not restricted by any agreement from carrying on its business in any respect anywhere in the world;

(vi) the Companies do not have any outstanding loan to any person, other than advances to employees for travel and entertainment expenses in the ordinary course of business; and

(vii) the Companies do not have any power of attorney outstanding or any obligation or liability (whether absolute, accrued, contingent or otherwise), as surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, limited liability company, association, organization or other entity.

2.20 Client Relations. Except as set forth in Section 2.20 of the Disclosure Schedule, since December 31, 2004, there has not been, and as of the date hereof, to the Actual Knowledge of the Companies and the Shareholders and General Partners, there exists no set of facts or circumstances that could reasonably be expected to result in, any adverse change in the Company’s relations with any of its current clients, whether as a result of the transactions contemplated by this Agreement or otherwise, provided, however, it is understood and agreed that neither the Companies nor the Shareholders or General Partners make any representation or warranty concerning such relations following the consummation of the transactions contemplated by this Agreement. Section 2.20 of the Companies Disclosure Schedule sets forth the names of the Companies 10 largest clients (measured by the Companies revenues for the fiscal year ended December 31, 2006) as of the date hereof, and the projected revenues of such largest clients and of all clients in the aggregate for the fiscal year ending December 31, 2006. All such projections were made in good faith and upon a reasonable basis, but no representation or warranty is made that such projections will in fact be achieved. No current client of the Companies has advised the Companies in writing or otherwise that it is terminating or considering terminating the handling of its business by the Companies as a whole or in respect of any particular product, project or service, or is planning to reduce its future spending with the Companies in any manner, but no representation or warranty is made that such a termination or reduction will not occur after the consummation of the transactions contemplated hereby.

2.21 Insurance. Section 2.21 of the Disclosure Schedule contains an accurate list and description by type of all policies of fire, liability, workmen’s compensation and other forms of insurance, including, but not limited to, all group insurance programs in effect for the Companies’ employees, owned or held by the Companies. All such policies are in full force and effect, all premiums due with respect thereto covering all periods up to and including the date hereof have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. Except as set forth in the Section 2.21 of the Disclosure Schedule, (a) such policies are sufficient for compliance with all material requirements of law and of all material agreements to which the Companies are a party, (b) are valid, outstanding and enforceable policies, (c) provide insurance coverage for the assets and operations of the Companies that is adequate in light of risks of the Companies’ business as heretofore conducted, (d) will remain in full force and effect through the respective dates set forth in Section 2.21 of the Disclosure Schedule without the payment of additional premiums, and (e) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The Companies have not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

2.22 Labor Matters; Unions. None of the employees of either of the Companies is represented by a union in connection with his or her employment by the Companies. No labor organization or group of employees of the Companies has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Actual Knowledge of the Companies and the Shareholders after inquiry of the Companies’ personnel manager, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Actual Knowledge of the Companies and the Shareholders after inquiry with the Companies personnel manager, threatened against the Companies or involving the Companies employees. The Companies are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

2.23 Compliance With Law. The operations of the Companies have been conducted in accordance with all applicable laws, regulations and other requirements of all national governmental authorities, and of all states, municipalities and other political subdivisions and agencies thereof, having jurisdiction over the Companies.

2.24 No Filings With Securities and Exchange Commission. The Companies have had, during the past five years, no legal obligation to file any form, report, schedule, statement, proxy statement or other document or information with the Securities and Exchange Commission, and during the same period the Companies have not filed with the Securities and Exchange Commission any such form, report, schedule, statement, proxy statement or other document or information.

2.25 Environmental Matters.

(a) The Companies are in compliance with all applicable Environmental Laws (as defined herein), which compliance includes, but is not limited to, the possession by the Companies of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Neither the Shareholders nor the Companies has received any communication (written or oral), whether from a governmental authority, citizens group, public-interest or not-for-profit organization, employee or any other person or entity, that alleges that the Companies are not in such compliance, and, to the Best Knowledge of the Shareholders and the Companies, there are no circumstances that may prevent or interfere with such compliance in the future.

(b) There is no Environmental Claim (as defined herein) pending or, to the Actual Knowledge of the Shareholders or the Companies, threatened against the Companies, or affecting any properties or assets of the Companies, or, to the Actual Knowledge of the Companies and the Shareholders, against any person or entity whose liability for any Environmental Claim the Companies have or may have retained or assumed either contractually or by operation of law.

(c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern (as defined herein) having occurred or occurring during the periods when the Companies leased or owned any real property, that could reasonably be expected to form the basis of any Environmental Claim against the Companies or affecting any properties or assets of the Companies, or, to the Actual Knowledge of the Companies or Shareholders, against any person or entity whose liability for any Environmental Claim the Companies have or may have retained or assumed either contractually or by operation of law.

(d) For the purposes of this Agreement, “Environmental Claim” means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location, whether or not owned or operated by the Companies or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

(e) For the purposes of this Agreement, “Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

(f) For the purposes of this Agreement, “Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products.

2.26 Benefit Plans; Compliance with ERISA.

(a) For the purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(ii) “Employee Benefit Plan” means any employee benefit plan, program, policy, practices, or other arrangement providing benefits to any current or former employee, officer or director of the Companies or any beneficiary or dependent thereof that is sponsored or maintained by the Companies or to which the Companies contribute or are obligated to contribute, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement.

(b) Section 2.26(b) of the Disclosure Schedule contains a complete list of all Employee Benefit Plans.

(c) With respect to each Employee Benefit Plan, the Companies have delivered to Purchaser a true, correct and complete copy of (i) each writing, if any, constituting a part of such Employee Benefit Plan, including all plan documents, trust agreements, insurance contracts and other funding vehicles; and (ii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA).

(d) Section 2.26(d) of the Disclosure Schedule identifies each Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”) and each Qualified Plan and its related trust is “qualified” within the meaning of Section 401(a) of the Code. No events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

(e) All contributions required to be made to any Employee Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Employee Benefit Plan, for any period through the date hereof, either (i) have been timely made or paid in full or (ii) to the extent not required to be made or paid on or before the date hereof, shall be disclosed to Purchaser as soon as practicable following the date hereof with the understanding that such amounts shall be reflected on the Opening Balance Sheet.

(f) With respect to each Employee Benefit Plan, the Companies have complied, and is now in compliance, in all material respects with all provisions of ERISA, the Code and all laws and regulations applicable to such Employee Benefit Plans and each Employee Benefit Plan has been administered in all material respects in accordance with its terms.

(g) Neither of the Companies nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Employee Benefit Plans or their related trusts, the Companies or any person that the Companies have an obligation to indemnify, to any tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(h) For purposes of this Section 2.26, the term “employee” shall be considered to include individuals rendering personal services to the Companies as independent contractors.

2.27 Brokers and Finders. None of the Shareholders, the Companies, their officers, directors or employees has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

2.28 Personnel.

(a) Section 2.28(a) of the Disclosure Schedule sets forth a true and complete list of (i) the names and current salaries of all directors, officers and employees of the Companies (the “Company Employees”) and the family relationships, if any, among such persons, and (ii) a statement as to whether, on the date hereof, any such employee is absent from employment due to illness, vacation, disability, military service, or other authorized absence (each, an “Inactive Employee”).

(b) Section 2.28(b) of the Disclosure Schedule sets forth a summary of the Companies’ policies concerning pay raises for officers and other employees of the Companies.

2.29 Insider Interests. Except as set forth in Section 2.29 of the Disclosure Schedule, no shareholder, officer, director or employee of either of the Companies has any interest in any property, real or personal, tangible or intangible, including Intellectual Property, used in or pertaining to the business of the Companies.

2.30 CPO’s and other Contracts. All Customer Purchase Orders and other contracts for the sale of goods and services reflected in the Schedule of Backlog of the Companies (as attached to this Agreement as Schedule 2.31) are valid and will upon performance by the Companies of these contracts and Customer Purchase Orders entitle the Companies to receive the payments contemplated therein.

2.31 Disclosure. No representation or warranty made by the Companies or the Shareholders in this Agreement and no statement contained in any document (including the Disclosure Schedule) or certificate furnished or to be furnished by the Companies or the Shareholders to Purchaser or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make not misleading in any respect, in light of the circumstances under which it was made, any such representation, warranty, statement or certificate.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents to the Companies and the Shareholders as follows:

3.1 Corporate Organization. Purchaser is an corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Authorization. Purchaser has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by an officer of Purchaser, and no additional proceedings (corporate or otherwise) on the part of Purchaser, its boards of directors, stockholders or any other person are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered and constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

3.3 Noncontravention; Consents; Filings. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and compliance by Purchaser with any of the provisions hereof do not and will not (a) conflict with or violate any provision of the certificate of incorporation or bylaws of Purchaser (true and complete copies of which certificate of incorporation and bylaws of Purchaser, as in effect as of the date hereof, have previously been delivered by Purchaser to the Companies), (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, or (c) conflict with or violate any order, writ, injunction, decree, statute, rule or regulation applicable to, binding upon or enforceable against Purchaser or any of its properties or assets, except, in the case of clause (c), for such conflicts or violations which would not impair the ability of Purchaser and Parent to consummate the transactions contemplated hereby.

3.4 Brokers and Finders. None of Purchaser, its officers, directors, employees or affiliates has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1 Further Assurances. Subject to the terms and conditions of this Agreement, Purchaser, the Companies, and the Shareholders shall (and the Shareholders shall cause the Companies to) use all reasonable efforts (but without incurring any additional material financial obligation) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. From time to time after the date hereof, and at the request of any party hereto and without further consideration, any other party shall execute and deliver to the requesting party such documents, which shall contain reasonable representations and warranties regarding the authority of such persons to execute, deliver and perform such documents and the enforceability thereof, and take such other action (but without incurring any additional material financial obligation) as the requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

4.2 Public Announcements. No party to this Agreement other than Purchaser shall make or cause to be made any press release or public announcement or otherwise communicate with any news media concerning this Agreement or the transactions contemplated hereby, except as may be required by law.

4.3 Tax Returns. The parties shall cooperate in all reasonable respects with each other to permit the parties, in accordance with applicable law, to promptly prepare and file, on or before the due date or any extension thereof, all federal, state and local Returns relating to the Companies, the Shareholders and the General Partners required to be filed by such parties, and the parties shall cooperate with respect to all tax matters, including any federal or state tax audit.

4.4 Definitions Related to Knowledge. For the purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

(a) “Best Knowledge” shall mean (i) with respect to any individual, the knowledge of such individual after a reasonable investigation, and (ii) with respect to the Companies, the collective Best Knowledge of Jim Labenz and Jeff Reis.

(b) “Actual Knowledge” shall mean (i) with respect to an individual, the actual knowledge of such individual, (ii) with respect to the Companies, the collective Actual Knowledge of Jim Labenz and Jeff Reis.

4.5 Employee Matters.

(a) Effective as of and contingent upon the consummation of the transactions contemplated by this Agreement, Purchaser shall offer employment, commencing as of the date hereof, to all Employees of the Companies (i) at comparable levels of wages and/or salary as provided by the Companies, (ii) to the extent practicable under the circumstances, in comparable positions, immediately prior to the date hereof, and (iii) with employee benefits that are at least as favorable in the aggregate as those provided under the Employee Benefit Plans of the Companies set forth in Section 2.26(b) of the Disclosure Schedule. Each such Employee of the Companies who accepts Purchaser’s offer of employment and who becomes an employee of Purchaser effective as of the date hereof is hereinafter referred to as a “Transferred Employee,” and the “Hire Date” for a Transferred Employee shall mean the date hereof, provided that, in the case of an Inactive Employee, he or she actually returns to active service with Purchaser.

(b) Effective as of the Hire Date, Purchaser shall assume the liability of the Companies in respect of the Transferred Employees for accrued and unpaid salaries, wages and vacation and sick pay, but only to the extent such liability is reflected on the Opening Balance Sheet. The Companies shall remain responsible for payment of any and all retention, change in control or other similar compensation or benefits which are or may become payable to Employees of the Companies in connection with the consummation of the transactions contemplated by this Agreement.

(c) The Companies shall remain solely responsible for any and all liabilities relating to or arising out of the following: (i) any pay, benefits, damages or other claims to, by or on behalf of Employees of the Companies who are not Transferred Employees, including compensation or benefits or otherwise arising out of employment or the termination of employment, and whether incurred on or before the date hereof, and (ii) any benefits, damages or other claims to, by or on behalf of any Transferred Employee, including compensation or benefits or other liabilities or costs arising out of employment or the termination of employment, on or before the Hire Date.

(d) Purchaser shall be responsible for (i) claims for workers compensation and welfare benefits (as described in Section 3(1) of ERISA (whether or not covered by ERISA, but excluding severance pay)) (“Welfare Benefits”) that are incurred on or prior to the Hire Date by the Employees of the Companies, and (ii) claims relating to continuation of health coverage required pursuant to Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (“COBRA Coverage”) attributable to “qualifying events” occurring prior to the Hire Date with respect to any Employees of the Companies, any former employees of the Companies and any beneficiaries and dependents of any of the Employees of the Companies or such former employees, to the extent that such liabilities are reflected on the Opening Balance Sheet. Purchaser shall be solely responsible for (i) any benefits, damages or other claims to, by or on behalf of any Transferred Employee, including involving compensation or benefits or otherwise, arising out of employment or the termination of employment after the Hire Date, and (ii) COBRA Coverage attributable to “qualifying events” occurring on or after the applicable Hire Date with respect to Transferred Employees and their beneficiaries and dependents.

(e) For purposes of vesting of benefits under the employee benefit plans of Purchaser and its affiliates providing benefits after a Transferred Employee’s Hire Date, such Transferred Employee shall be credited with his or her years of service with the Companies before such Hire Date, to the same extent as such Transferred Employee was entitled, before such Hire Date, to vesting credit for such service under any similar Employee Benefit Plans to the extent permitted by Purchasers benefit providers. In addition, and without limiting the generality of the foregoing, (i) unless a waiting period is required by Purchaser’s benefit providers, each Transferred Employee shall be immediately eligible to participate, in any and all employee benefit plans sponsored by Purchaser and its affiliates for the benefit of Transferred Employees (such plans, collectively, the “New Plans”) to the extent coverage under such New Plan replaces coverage under a comparable Employee Benefit Plan in which such Transferred Employee participated immediately before such Hire Date (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Transferred Employee, Purchaser shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Transferred Employee and his or her covered dependents, but only to the extent permitted by applicable law and Purchaser’s benefit providers, and Purchaser shall cause any eligible expenses incurred by such Transferred Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Transferred Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all maximum deductible, coinsurance and out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan to the extent permitted by Purchaser’s benefit providers.

(f) Purchaser, the Companies and the Shareholders agree to furnish each other with such information concerning Employees of the Companies and the Employee Benefit Plans and to take all such other reasonable action, as is necessary and appropriate to effect the transactions contemplated by this Section 4.6, in each case, to the extent permitted under applicable law.

ARTICLE V

INDEMNIFICATION

5.1 Survival of Representations and Warranties. Unless otherwise specifically provided herein, all representations, warranties, covenants and agreements of the Companies, the Shareholders and the General Partners contained in this Agreement shall survive until the third anniversary of the date hereof, except that all such representations and warranties of the Companies and the Shareholders set forth in Sections 2.10(c), 2.10(i), 2.18, 2.19(a)(ii), 2.19(b)(iii), 2.19(b)(iv), 2.26, 2.28 and, to the extent related to any of the foregoing, 2.30, shall survive until the end of the period of any applicable statutes of limitations, as the same may be extended by agreement with any Governmental Entity. All representations, warranties, covenants and agreements of the Purchaser hereunder shall survive until the end of the period of any applicable statute of limitations.

5.2 Indemnification by the Companies, Shareholders and the General Partners. After the execution and delivery of this Agreement, each of the Companies, the Shareholders and the General Partners, jointly and severally, agrees to indemnify and hold harmless Purchaser and its subsidiaries and affiliates and their respective officers, directors, employees and agents (collectively, “Purchaser’s Indemnified Persons”), against and in respect of any payments, demands, claims, suits, judgments, liabilities, losses, costs, damages or expenses (including reasonable expenses of investigations and reasonable attorneys’ or consultants’ fees) (“Damages”) incurred or sustained by any of Purchaser’s Indemnified Persons (a) as a result of any breach by the Companies or the Shareholders of the representations, warranties, covenants or agreements made by the Companies or the Shareholders contained herein (but not including the representations and warranties in Section 2.18 hereof, which are governed by Section 5.6 hereof), reading such representations and warranties without regard to any qualifications as to materiality or Material Adverse Effect, or (b) related to, arising from or in connection with any the Companies Retained Liability.

5.3 Limitations on Indemnity.

(a) With respect to claims for indemnification under clause (a) of Section 5.2, none of Purchaser’s Indemnified Persons shall be entitled to make any claim for indemnification for any breach of representation or warranty after the date on which the same ceases to survive pursuant to Section 5.1 hereof, provided, however, that if prior to such date the Companies or Shareholders shall have received written notification of a claim for indemnity from any of Purchaser’s Indemnified Persons, which notice shall specify in reasonable detail the facts and circumstances which form the basis for such claim, then such claim, if diligently pursued, shall continue as a basis for indemnity until it is finally resolved.

(b) With respect to claims for indemnification under clause (b) of Section 5.2, any of Purchaser’s Indemnified Persons shall be entitled at any time to make any claim for indemnification thereunder, and the obligations of the Companies and the Shareholders under clause (b) of Section 5.2 shall be perpetual.

(c) Notwithstanding anything to the contrary in this Agreement, the Companies and the Shareholders shall not be liable in indemnity pursuant to clause (a) of Section 5.2 unless and until the aggregate Damages that Purchaser would otherwise be entitled to claim pursuant to such clause exceeds $25,000 and then only to the extent that such Damages exceed such amount.

(d) Notwithstanding anything to the contrary in this Agreement, (i) the Companies and the Shareholders shall not in the aggregate be liable in indemnity pursuant clause (a) of Section 5.2 for more than the aggregate amount of all payments received by the Companies, the Shareholders and/or the General Partners pursuant to this Agreement.

5.4 Indemnification by Purchaser.

(a) After the execution and delivery of this Agreement, Purchaser agrees to indemnify and hold harmless the Shareholders, the General Partners, the Companies and their subsidiaries, affiliates, and all such person’s respective officers, directors, employees and agents (collectively, the “Companies’ Indemnified Persons”), against and in respect of any Damages incurred or sustained by any of them (i) as a result of any breach by Purchaser of the representations, warranties, covenants or agreements made by Purchaser contained herein, or (ii) related to, arising from or in connection with any the Companies Assumed Liability.

(b) With respect to claims for indemnification under clause (i) of Section 5.4(a) of this Agreement, none of the Companies’ Indemnified Persons shall be entitled to make any such claim for indemnification for any breach of representation or warranty after the date on which the same ceases to survive pursuant to Section 5.1 hereof, provided, however, that if prior to such date Purchaser shall have received written notification of a claim for indemnity from the Companies’ Indemnified Person, which notice shall specify in reasonable detail the facts and circumstances which form the basis for such claim, then such claim, if diligently pursued, shall continue as a basis for indemnity until it is finally resolved.

(c) With respect to claims for indemnification under clause (ii) of Section 5.4(a) of this Agreement, any of the Companies’ Indemnified Persons shall be entitled at any time to make any claim for indemnification thereunder, and the obligations of Purchaser thereunder shall be perpetual.

5.5 Indemnification Procedures.

(a) An indemnified party under Section 5.2 or Section 5.4 or any successor thereto or permitted assignee thereof (an “Indemnified Party”) shall give prompt written notice to a party obligated under Section 5.2 or Section 5.4 to provide indemnification (an “Indemnifying Party”) of any Damages in respect of which such Indemnifying Party has a duty to provide indemnity to such Indemnified Party under Section 5.2 or Section 5.4, except that any delay or failure so to notify the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder only to the extent the Indemnifying Party is actually and materially prejudiced by reason of such delay or failure.

(b) If a third party asserts a claim against any Indemnified Party for Damages (a “Third Party Claim”), the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all expenses. The Indemnified Party shall have the right to employ separate counsel in such Third Party Claim and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless there are actual or potential conflicts of interest between the Indemnified Party and the Indemnifying Party or if there are defenses available to the Indemnified Party which are not available to the Indemnifying Party, in which case the fees and expenses of such counsel shall be paid by the Indemnifying Party, provided, however, that the Indemnifying Party shall be responsible for the fees and expenses of only one such counsel in respect of a Third Party Claim for all Indemnified Parties. In the event that the Indemnifying Party fails to assume the defense thereof within a reasonable time under the circumstances after notice of any Third Party Claim, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Third Party Claim for the account of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party at any time prior to the settlement, compromise or final determination thereof. Anything in this Section 5.5(b) to the contrary notwithstanding, the Indemnifying Party shall not, without the Indemnified Party’s prior written consent, such consent not to be unreasonably withheld, settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to any Third Party Claim except that, the Indemnifying Party may, without the Indemnified Party’s prior written consent, settle or compromise any such Third Party Claim or consent to entry of any judgment with respect to any Third Party Claim which requires solely that monetary damages be paid by the Indemnifying Party and which includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim. In the event that the Indemnifying Party shall have assumed the defense of any Third Party Claim, the Indemnified Party shall not, without the Indemnifying Party’s prior written consent, such consent not to be unreasonably withheld, settle or compromise any such Third Party Claim.

(c) With respect to any claim for Damages other than a Third Party Claim, the Indemnifying Party shall have thirty days from receipt of notice from the Indemnified Party of such claim within which to respond thereto. If the Indemnifying Party does not respond within such thirty-day period, the Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim. If the Indemnifying Party notifies the Indemnified Party within such thirty-day period that it rejects such claim in whole or in part, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party under applicable law.

(d) Any Indemnified Party shall, upon receipt of a written request therefor from the Indemnifying Party, provide the Indemnifying Party with reasonable access to books and records within the control of the Indemnified Party as the Indemnifying Party shall reasonably request (i) in order to defend a Third Party Claim as to which indemnification is being sought and as to which the Indemnifying Party has assumed the defense, or (ii) with respect to any claim by an Indemnified Party as to which indemnification is sought.

5.6 Tax Indemnification and Other Tax Matters.

(a) Notwithstanding anything to the contrary in this Agreement, neither the Companies nor the Shareholders shall be liable to any of Purchaser’s Indemnified Persons pursuant to Section 5.2 for any Taxes or for any liability incurred in connection with or imposed by any Taxing Authority, including any interest, penalties, fines, or additions to Tax, and such liability shall instead be governed exclusively by this Section 5.6. In the event and to the extent that there shall be a conflict between the provisions of Section 5.2, Section 5.3, Section 5.4 or Section 5.5, and the provisions of Section 5.6, this Section 5.6 shall control.

(b) The Companies and the Shareholders (collectively, the “Tax Indemnifying Parties”), covenants and agrees to indemnify and hold harmless Purchaser’s Indemnified Persons, from and against (i) all Taxes of the Companies attributable to periods or portions thereof ending on or before the execution and delivery of this Agreement (including any Taxes arising under Section 1374 of the Code or under similar provisions of state or local laws as a result of the transactions contemplated by this Agreement); (ii) all Taxes arising as a result of any adjustment by a Taxing Authority to the consequences of any payments made by the Companies to any of its employees during the previous three years of the date of this Agreement or any payments by the Companies to any of its employees pursuant to this Agreement; and (iii) reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Purchaser’s Indemnified Persons with respect to the imposition of such Taxes.

(c) (i)  Notwithstanding anything in this Agreement to the contrary, if a written notice of deficiency, proposed adjustment, assessment, audit, examination, or other claim with respect to the Companies shall be delivered or sent to Purchaser, the Companies or the Shareholders, or a suit or dispute commenced or initiated against Purchaser, the Companies or the Shareholders by any Taxing Authority with respect to which any of Purchaser’s Indemnified Persons is entitled to indemnification from the Tax Indemnifying Parties pursuant to Section 5.6(b) (a “Taxing Authority Claim”), the person receiving such notice or named in such suit or dispute shall promptly notify the Tax Indemnifying Parties in writing of the Taxing Authority Claim, which notice shall apprise the Tax Indemnifying Parties in reasonable detail of the nature of the Taxing Authority Claim, and shall furnish a copy thereof to Purchaser and the Companies.

(ii) The Tax Indemnifying Parties shall (unless they provide notice to Purchaser that they elect otherwise, which notice shall be given within thirty days of the date upon which the Tax Indemnifying Parties receive notice of a Taxing Authority Claim), assume and control the defense of any Taxing Authority Claim involving any Taxable period for which a Return was legally required to be filed relating to periods or portions thereof ending on or before the date hereof, at their own cost and expense and with their own counsel. The Tax Indemnifying Parties shall keep Purchaser informed of all developments and events relating to such Taxing Authority Claim, and the Tax Indemnifying Parties shall not have the right to settle or compromise a Taxing Authority Claim in a manner that may adversely affect Purchaser’s Tax position for any Taxable Period without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. If the Tax Indemnifying Parties shall not elect to assume and control the defense of such Taxing Authority Claim, Purchaser shall control the defense of such Taxing Authority Claim without adversely affecting its rights to indemnification hereunder.

(iii) Purchaser shall control the defense of any Taxing Authority Claim for which the Tax Indemnifying Parties are not required to indemnify Purchaser’s Indemnified Persons pursuant to Section 5.6(b).

(iv) With respect to the settlement, compromise or disposition of any Taxing Authority Claim which Purchaser exclusively controls pursuant to this Section 5.6(c)(iii), Purchaser shall provide the Tax Indemnifying Parties with a statement calculating the Tax Indemnifying Parties’ indemnification obligation pursuant to Section 5.6(b) prior to the proposed payment by Purchaser of such Taxing Authority Claim. In the event Purchaser and the Tax Indemnifying Parties cannot agree as to their respective amounts of liability, the Tax Indemnifying Parties shall be responsible for the amount they have in good faith determined to be their liability, which amount shall be finally determined in accordance with the dispute resolution method described in Section 5.6(c)(v).

(v) Disputes relating to any amount to be paid pursuant to Section 5.6, and any other matters which any provision of Section 5.6 specifically provides are to be resolved pursuant to the method set forth in this Section 5.6(c)(v), shall be resolved by submission to an independent accounting firm mutually acceptable to Purchaser and the Tax Indemnifying Parties, which shall, within thirty days after such submission, make its determination which shall be binding, final and conclusive on the Tax Indemnifying Parties and Purchaser. Payment shall be made within ten days of the resolution of such dispute. The fees and disbursements incurred in resolving such dispute shall be borne equally by Purchaser and the Tax Indemnifying Parties.

(d) The Tax Indemnifying Parties and Purchaser shall cooperate fully as and to the extent reasonably requested by the other such party in connection with the preparation and filing of any Return, and any claim, audit, litigation or other proceeding, with respect to Taxes of the Companies or Purchaser. The Shareholders shall retain and (upon Purchaser’s or the Tax Indemnifying Parties’ reasonable request) provide Purchaser with any copies (or originals if required) of records and information that are reasonably relevant to any Return, claim, audit, litigation or other proceeding with respect to any Tax liability of the Companies for any Taxable period for which a Return was legally required to be filed before the date hereof (taking into account filing extensions granted in response to timely and proper applications).

(e) For the purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “Tax” (and with correlative meaning, “Taxes” and “Taxable”) means any net income, gross income, sales and use, transfer, gains, excise, gross receipts, capital stock, production, disability, estimated, alternative or add-on, ad valorem, transfer, withholding, franchise, profits, license, payroll, employment, excise, severance, stamp, business and occupation, premium, real or personal property, land value increment, withholding, environmental, value-added or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever imposed on the Companies or Purchaser by any U.S. federal, state, local or foreign governmental authority (a “Taxing Authority”) responsible for the imposition of any such Tax, together with any interest or any penalty, addition to Tax or additional amount imposed with respect to any of the foregoing Taxes incurred in connection with the determination, settlement or litigation of any tax liability.

(ii) “Return” means any tax return, statement, report or form (including estimated tax returns and reports and information returns and reports) required to be filed with any Taxing Authority with respect to Taxes.

5.7 Confidentiality. The parties hereto agree to cooperate in such a manner as to preserve in full the confidentiality of all confidential business records and attorney-client privilege and work-product immunity. In connection therewith, each party hereto agrees that

(a) it will use all reasonable efforts, in any action, suit or proceeding in which it has assumed or participated in the defense, to avoid production of confidential business records; and

(b) all communication between any party hereto and counsel responsible for, or participating in, the defense of any action, suit or proceeding shall, to the extent possible, be made so as to preserve any applicable attorney-client privilege or work-product immunity.

5.8 Right of Setoff. Notwithstanding any other provision of this Agreement, Purchaser shall be entitled to deduct from any payments owed to the Companies or the Shareholders pursuant to this Agreement or otherwise the amount of any Damages incurred or sustained by any of Purchaser’s Indemnified Persons for which indemnification is available pursuant to this Article V.

5.9 Remedies Cumulative. Except as otherwise expressly provided herein, the remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

ARTICLE VII

GENERAL PROVISIONS

6.1 Amendment and Waiver. No amendment of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by all of the parties hereto. Any failure of any party to comply with any obligation, agreement or condition hereunder may only be waived in writing by the other parties, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by any party to take any action with respect to any breach of this Agreement or default by any other party shall constitute a waiver of such party’s right to enforce any provision hereof or to take any such action.

6.2 Notices. All notices, requests and other communications hereunder shall be (i) in writing, (ii) delivered personally, telecopied (if confirmed), delivered by a nationally recognized overnight courier service (with proof of delivery), or mailed by registered or certified mail (postage prepaid, return receipt requested), and (iii) deemed given (A) upon receipt if personally delivered or telecopied (if confirmed), (B) on the date delivered by a nationally recognized courier service as set forth on its record of delivery, or (C) on the fifth day after the date set forth on the receipt of certified or registered mailing, and (iv) addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to the Companies or Shareholders,

J&J Leasing Partnership
P.O. Box 120308
Arlington, Texas 76012
Facsimile: [____________]

With a copy to,

Michael Myers
Myers Wilson P.C.
16660 Dallas Parkway, Suite 2500
Dallas, Texas 75248
Facsimile: 972-248-8088

(b) If to Purchaser,

Richard Berliner
Chief Executive Officer
BCI Communications
97 Linden Avenue
Elmwood, New Jersey 07407
Facsimile: 201-794-8974

With a copy to,

Anslow & Jaclin
195 Route 9 South, Ste. 204
Manalapan, New Jersey, 07726
Facsimile: 732 577-1188

Nick Day
General Counsel
BCI Communications, Inc.
97 Linden Avenue
Elmwood, New Jersey 07407
Facsimile: 201-794-8974

6.3 Entire Agreement; Assignment; Governing Law.

(a) This Agreement constitutes the entire agreement, and supersedes all other agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b) This Agreement shall not be assigned by any party (by operation of law or otherwise) without the prior written consent of the other parties, except that (i) Purchaser may assign this Agreement to any affiliate of Purchaser without the consent of any other party, and (ii) Purchaser may assign this Agreement to any other person, provided, however, that, in either case, Purchaser shall each remain fully liable for the performance of all its obligations hereunder.

(c) This Agreement shall be governed by and be construed in accordance with the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof.

6.4 Equitable Remedies. Each of the parties hereby acknowledges and agrees that monetary damages would not be a sufficient remedy for, and other parties would be irreparably harmed by, any breach by it of this Agreement and that each party shall be entitled to specific performance and injunctive relief, without payment of bond or security, as remedies for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement by a party but shall be in addition to all other remedies available to the non-breaching parties at law or in equity.

6.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and, subject to Section 6.3(b) hereof, their respective successors (including executors and administrators) and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

6.6 Descriptive Headings. The section and other headings contained in this Agreement and the Disclosure Schedule are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the Disclosure Schedule.

6.7 Interpretation.

(a) As used in this Agreement, unless expressly stated otherwise, (i) the word “or” is used disjunctively and not exclusively; (ii) the word “including” is used without limitation; and (iii) words of grammatical gender are used gender neutrally.

(b) Ambiguities in this Agreement shall be interpreted in the light of the intentions of the parties at the time this Agreement was made and shall not be interpreted for or against any party on the basis that such party was responsible or primarily responsible for the drafting of this Agreement.

6.8 Transaction Costs. Except as otherwise expressly provided herein, all costs, fees and expenses incurred by the parties in connection with this Agreement, the transactions contemplated by this Agreement or the negotiations preceding this Agreement (including fees and disbursements of counsel, brokers, finders, investment bankers, accountants, financial advisors or other professionals) shall be borne by the party incurring them.

6.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6.10 Consent to Exclusive Jurisdiction and Service of Process. Any legal action or proceeding arising out of or relating to this Agreement shall be brought solely in the federal or state courts located in Bergen County in the State of New Jersey. The parties hereby accept for themselves and in respect of their property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. The parties irrevocably waive any objection or defense which they may now or hereafter have to the bringing of any such action or proceeding in any of the aforesaid courts, including, without limitation, any objection or defense based upon lack of personal jurisdiction, improper venue, the doctrine of forum non conveniens, or 28 U.S.C. § 1404, and the parties agree not to seek the dismissal or transfer of any action or proceeding brought in any of the aforesaid courts upon any of such grounds. Each of the parties further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to the party at the address specified in this Agreement in Section 6.2, such service to become effective fifteen days after such mailing. Nothing herein shall in any way be deemed to limit the ability of any party hereto to serve any such legal process, summons, pleading or other court paper in any other manner permitted by applicable law.

6.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed, or caused their respective officers thereunto duly authorized to execute, this Agreement as of the date first written above.

DIGITAL SERVICES COMMUNICATIONS, INC.

By:
Name:
Title:

J&J LEASING PARTNERSHIP

By:
Name: James Labenz
Title: General Partner

And

By:
Name: Jeffrey Reis
Title: General Partner

Jim Labenz

Jeff Reis

BCI COMMUNICATIONS, INC.

By:
Name: Richard Berliner
Title: Chief Executive Officer